UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 As filed with the Securities and Exchange Commission on April 5, 2006

Registration No. 333-
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FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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MCF CORPORATION
(Exact name of registrant as specified in charter)

Delaware
(State or other jurisdiction of incorporation or organization)

11-2936371
(I.R.S. Employee Identification No.)

___________________

600 California Street,
9th Floor,
San Francisco, California  94108
(415) 248-5600
(Address and telephone number of executive offices and principal place of business)

D. Jonathan Merriman
Chairman and Chief Executive Officer
MCF Corporation
600 California Street,
9th Floor
San Francisco, California  94108
(415) 248-5600
(Name, address and telephone number of agent for service)

Copies of all communications to:

Christopher Aguilar, Esq., General Counsel	Michael C. Doran, Esq.
MCF Corporation	Fish & Richardson P.C.
600 California Street, 9th Floor	500 Arguello Street
San Francisco, California 94108	Redwood City, CA 94063
(415) 248-5634	(650) 839-5053

Approximate date of proposed sale to the public:
From time to time or at one time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value per share	914,778	$1.44	$1,312,706(3)	$140.46
Common Stock, $0.0001 par value per share, issuable upon conversion of Debenture	5,319,149	$1.44	7,632,979(4)	$816.73
Common Stock, $0.0001 par value per share, issuable upon exercise of stock warrants	1,875,000	$1.44	$2,690,625(5)	$287.90
Total	8,108,927	$1.44	$11,636,310	$1,245.09

(1) Pursuant to Rule 416 under the Securities Act this Registration Statement also covers such additional shares as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act based upon the average of the high and low price of the shares of common stock of the Registrant reported on the American Stock Exchange on April 3, 2006.

(3) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(c) of the Securities Act with respect to shares of common stock currently held by selling stockholders and to be sold by them, by multiplying the number of such shares by $1.44 , the average of the high and low price of the shares of common stock of the Registrant reported on the American Stock Exchange on April 3, 2006.

(4) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(c) of the Securities Act with respect to shares of common stock currently held by selling stockholders and to be sold by them, by multiplying the number of such shares by $1.44 , the average of the high and low price of the shares of common stock of the Registrant reported on the American Stock Exchange on April 3, 2006.

(5) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(c) of the Securities Act with respect to shares of common stock currently held by selling stockholders and to be sold by them, by multiplying the number of such shares by $1.44 , the average of the high and low price of the shares of common stock of the Registrant reported on the American Stock Exchange on April 3, 2006.

MCF CORPORATION

914,778 Shares of Common Stock

5,319,149 Shares of Common Stock Issuable Upon Conversion of Convertible Debentures

1,875,000 Shares of Common Stock Issuable Upon Exercise of Warrants
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The selling stockholders or their successors may sell, from time to time, in one or more offerings:

•	914,778 shares of common stock currently held by them; and

•	5,319,149 shares of common stock issuable upon exercise of convertible debentures currently held by them.

•	1,875,000 shares of common stock issuable upon exercise of warrants currently held by them.

The registration statement of which this prospectus forms a part relates to the registration for the account of selling stockholders of shares of common stock, shares of common stock issuable upon conversion of convertible debentures and shares of common stock issuable upon the exercise of warrants currently held by them. The shares being offered hereby are being registered to permit public secondary trading and the selling stockholders may offer all or part of the shares for resale from time to time pursuant to contractual arrangements whereby we agreed to register the shares of the selling stockholders. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately under this prospectus. As the price per share and timing of any sales hereunder are at the discretion of the selling stockholders, it is not possible to say at this time what the selling price of the shares of our common stock to be offered under this registration statement will be.

We will not receive proceeds from the sale of shares by our stockholders or the resale of our stockholders’ shares that are issued when our convertible debentures are converted or our warrants are exercised. However, we will receive proceeds from the exercise of our warrants, if and when they are exercised, unless they are exercised pursuant to a provision in the warrants which allows for a "cashless exercise" for a smaller number of shares if at any time after March 7, 2007 the registration statement of which this prospectus forms a part is not effective and there is no other effective registration statement which registers the shares issuable on exercise of such warrants.
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Please see the risk factors beginning on page 2 to read about certain factors you should consider before buying shares of our common stock.
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Our common stock is listed on the American Stock Exchange and the Archipelago Exchange under the symbol MEM. The reported last sale price on the American Stock Exchange on April 3, 2006 was $1.42.

Our principal executive office is located at 600 California Street, 9th Floor, San Francisco, California 94108 and our telephone number is (415) 248-5600.

Neither the Securities and Exchange Commission, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is [_______], 2006

INSIDE FRONT COVER

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. All statements regarding

•	future events,

•	our financial performance and operating results,

•	our business strategy, and

•	our financing plans

are forward-looking statements. In some cases you can identify forward-looking statements by terminology, such as “may,” “will,” “would,” “should,” “could,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms, or other comparable terminology. These statements are only predictions. Known and unknown risks, uncertainties and other factors could cause actual results to differ materially from those contemplated by the statements. In evaluating these statements, you should specifically consider various factors, including the risks described in the “Risk Factors” section and elsewhere in this prospectus. These factors may cause our actual results t o differ materially from any forward-looking statements.

Prospectus Summary

Because this is a summary, it does not contain all information that may be important to you. You should read this entire prospectus, including the information incorporated by reference and the financial data and related notes, before making an investment decision. When used in this prospectus, the terms “we,” “our” and “us” refer to MCF and not to the selling stockholders.

MCF Corporation

 MCF Corporation is a financial services holding company that provides investment research, capital markets services, corporate and venture services, investment banking, asset management and wealth management through its operating subsidiaries, Merriman Curhan Ford & Co., MCF Asset Management, LLC and MCF Wealth Management, LLC. We are focused on providing a full range of specialized and integrated services to institutional investors and corporate clients. Merriman Curhan Ford & Co. is registered with the Securities and Exchange Commission as a broker-dealer and is a member of the National Association of Securities Dealers, Inc. and the Securities Investors Protection Corporation.

Merriman Curhan Ford & Co. is a securities broker-dealer and investment bank focused on fast growing companies and institutional investors. Our mission is to become a leader in the researching, advising, financing and trading of fast growing companies under $2 billion in market capitalization. We provide investment research, brokerage and trading services primarily to institutions, as well as advisory and investment banking services to corporate clients. By the end of the 1990’s, many of the investment banks that previously served this niche were acquired by large commercial banks and subsequently refocused to serve larger clients and larger transactions. We are gaining market share by originating differentiated research for our institutional investor clients and providing specialized services for our fast-growing corporate clients.

The Offering

The shares being offered for resale by the selling stockholders consist of shares of common stock currently owned by them and common stock issuable upon conversion of their convertible debentures and exercise of their warrants.

Of the 8,108,927 shares of common stock being registered, 5,319,149 are issuable upon the conversion of a convertible debenture issued to Midsummer Investment Ltd., a Bermuda private investment partnership, or Midsummer Investment, in a private transaction which closed on March 7, 2006. An additional 1,875,000 of the shares of common stock being registered are issuable upon exercise of warrants issued to Midsummer Investment in connection with that transaction. These warrants carry an exercise price of $1.41 per share and expire if not exercised by March 7, 2012.

Also included in the 8,108,927 shares of common stock being registered are 555,195 shares issuable to the Madelyn Mallory Revocable Trust u/a/d June 14, 2001 in connection with our acquisition of Catalyst Financial Planning & Investment Management, Inc., a California corporation, or Catalyst, on February 28, 2005 in a private transaction. The release of these shares from escrow is contingent on the achievement of certain performance milestones and the satisfaction of other contractual obligations.

Also included in the 8,108,927 shares of common stock being registered are 359,583 shares issued to Ascend Services Ltd., an exempted company incorporated in the Cayman Islands with limited liability, or Ascend, in a private transaction on May 4, 2005 in connection with a stock purchase agreement we entered into with Ascend. These shares, and the registration rights associated with them, were acquired by San Francisco Equity Partners, a Delaware limited liability partnership, in a private sale on June 7, 2005.

The registration statement of which this prospectus forms a part relates to the registration for the account of selling stockholders, of shares of common stock and shares of common stock issuable upon conversion of convertible debentures and exercise of warrants currently held by them. The shares being offered hereby are being registered to permit public secondary trading and the selling stockholders may offer all or part of the shares for resale from time to time pursuant to contractual arrangements whereby we agreed to register the shares of the selling stockholders. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately under this prospectus.

The mailing address of our principal executive offices is 600 California Street, 9th Floor, San Francisco, California 94108. Our telephone number is (415) 248-5600 and our web site address is www.merrimanco.com. Information contained on our web site is not part of this prospectus.

Investing in our securities involves a high degree of risk. In addition to the other information contained in this annual report, including reports we incorporate by reference, you should consider the following factors before investing in our securities.

Risk Factors

It is difficult to evaluate our business and prospects because we have a limited operating history.

We began actively engaging in providing securities brokerage and investment banking services in January 2002. This was an entirely new business for us, and was a complete break with our previous business, the bandwidth brokerage business. Accordingly, we have a limited operating history on which to base an evaluation of our business and prospects. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by fast growing companies in their early stage of development. We cannot assure you that we will be successful in addressing these risks and our failure to do so could have a material adverse effect on our business and results of operations.

We may not be able to maintain a positive cash flow and profitability.

Our ability to maintain a positive cash flow and profitability depends on our ability to generate and maintain greater revenue while incurring reasonable expenses. This, in turn, depends, among other things, on the development of our securities brokerage and investment banking business, and we may be unable to maintain profitability if we fail to do any of the following:

•	establish, maintain and increase our client base;

•	manage the quality of our services;

•	compete effectively with existing and potential competitors;

•	further develop our business activities;

•	manage expanding operations; and

•	attract and retain qualified personnel.

We cannot be certain that we will be able to sustain or increase a positive cash flow and profitability on a quarterly or annual basis in the future. Our inability to maintain profitability or positive cash flow could result in disappointing financial results, impede implementation of our growth strategy or cause the market price of our common stock to decrease. Accordingly, we cannot assure you that we will be able to generate the cash flow and profits necessary to sustain our business expectations, which makes our ability to successfully implement our business plan uncertain.

Because we are a developing company, the factors upon which we are able to base our estimates as to the gross revenue and the number of participating clients that will be required for us to maintain a positive cash flow and any additional financing that may be needed for this purpose are unpredictable. For these and other reasons, we cannot assure you that we will not require higher gross revenue, and an increased number of clients, securities brokerage and investment banking transactions, and/or more time in order for us to complete the development of our business that we believe we need to be able to cover our operating expenses, or obtain the funds necessary to finance this development. It is more likely than not that our estimates will prove to be inaccurate because actual events more often than not differ from anticipated events. Furthermore, in the event that financing is needed in addition to the amount that is required for this development, we cannot assure you that such financing will be available on acceptable terms, if at all.

The markets for securities brokerage and investment banking services are highly competitive. If we are not able to compete successfully against current and future competitors, our business and results of operations will be adversely affected.

We are engaged in the highly competitive financial services and investment industries. We compete with large Wall Street securities firms, securities subsidiaries of major commercial bank holding companies, U.S. subsidiaries of large foreign institutions, major regional firms, smaller niche players, and those offering competitive services via the Internet. Many competitors have greater personnel and financial resources than we do. Larger competitors are able to advertise their products and services on a national or regional basis and may have a greater number and variety of distribution outlets for their products, including retail distribution. Discount and Internet brokerage firms market their services through aggressive pricing and promotional efforts. In addition, some competitors have much more extensive investment banking activities than we do and therefore, may possess a relative advantage with regard to access to deal flow and capital.

Increased pressure created by any current or future competitors, or by our competitors collectively, could materially and adversely affect our business and results of operations. Increased competition may result in reduced revenue and loss of market share. Further, as a strategic response to changes in the competitive environment, we may from time to time make certain pricing, service or marketing decisions or acquisitions that also could materially and adversely affect our business and results of operations. We cannot assure you that we will be able to compete successfully against current and future competitors. In addition, new technologies and the expansion of existing technologies may increase the competitive pressures on us.

We may experience reduced revenue due to declining market volume, securities prices and liquidity, which can also cause counterparties to fail to perform.

Our revenue may decrease in the event of a decline in the market volume of securities transactions, prices or liquidity. Declines in the volume of securities transactions and in market liquidity generally result in lower revenue from trading activities and commissions. Lower price levels of securities may also result in a reduction in our revenue from corporate finance fees, as well as losses from declines in the market value of securities held by us in trading. Sudden sharp declines in market values of securities can result in illiquid markets and the failure of counterparties to perform their obligations, as well as increases in claims and litigation, including arbitration claims from customers. In such markets, we may incur reduced revenue or losses in our principal trading, market-making, investment banking, and advisory services activities.

We may experience significant losses if the value of our marketable security positions deteriorates.

We conduct securities trading, market-making and investment activities for our own account, which subjects our capital to significant risks. These risks include market, credit, counterparty and liquidity risks, which could result in losses for us. These activities often involve the purchase, sale or short sale of securities as principal in markets that may be characterized as relatively illiquid or that may be particularly susceptible to rapid fluctuations in liquidity and price. Trading losses resulting from such trading could have a material adverse effect on our business and results of operations.

We may experience significant fluctuations in our quarterly operating results due to the nature of our business and therefore may fail to meet profitability expectations.

Our revenue and operating results may fluctuate from quarter to quarter and from year to year due to a combination of factors, including:

•	the level of institutional brokerage transactions and the level of commissions we receive from those transactions;

•	the valuations of our principal investments;

•	the number of capital markets transactions completed by our clients, and the level of fees we receive from those transactions; and

•	variations in expenditures for personnel, consulting and legal expenses, and expenses of establishing new business units, including marketing and technology expenses.

We record revenue from a capital markets advisory transaction only when we have rendered the services, the client is contractually obligated to pay and collection is probable; generally, most of the fee is earned only upon the closing of a transaction. Accordingly, the timing of our recognition of revenue from a significant transaction can materially affect our quarterly operating results.

We have registered one of our subsidiaries as a securities broker-dealer and, as such, are subject to substantial regulations. If we fail to comply with these regulations, our business will be adversely affected.

Because we have registered Merriman Curhan Ford & Co. with the Securities and Exchange Commission, or SEC, and the National Association of Securities Dealers, Inc., or NASD, as a securities broker-dealer, we are subject to extensive regulation under federal and state laws, as well as self-regulatory organizations. The principal purpose of regulation and discipline of broker-dealers is the protection of customers and the securities markets rather than protection of creditors and stockholders of broker-dealers. The Securities and Exchange Commission is the federal agency charged with administration of the federal securities laws. Much of the regulation of broker-dealers, however, has been delegated to self-regulatory organizations, such as the NASD and national securities exchanges. The NASD is our primary self-regulatory organization. These self-regulatory organizations adopt rules, which are subject to SEC approval, that govern the industry and conduct periodic examinations of member broker-dealers. Broker-dealers are also subject to regulation by state securities commissions in the states in which they are registered. The regulations to which broker-dealers are subject cover all aspects of the securities business, including net capital requirements, sales methods, trading practices among broker-dealers, capital structure of securities firms, record keeping and the conduct of directors, officers and employees. The SEC and the self-regulatory bodies may conduct administrative proceedings, which can result in censure, fine, suspension or expulsion of a broker-dealer, its officers or employees. If we fail to comply with these rules and regulations, our business may be materially and adversely affected.

The regulatory environment in which we operate is also subject to change. Our business may be adversely affected as a result of new or revised legislation or regulations imposed by the SEC, other United States or foreign governmental regulatory authorities or the NASD. We also may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by these governmental authorities and the NASD.

Our business may suffer if we lose the services of our executive officers or operating personnel.

We depend on the continued services and performance of D. Jonathan Merriman, our Chairman and Chief Executive Officer, for our future success. We currently have an employment agreement with Mr. Merriman, which ends on January 1, 2007, but can be terminated by either party on 60 days’ notice. The agreement contains provisions that obligate us to make certain payments to Mr. Merriman and substantially reduce vesting periods of options granted to him if we should terminate him without cause or certain events resulting in a change of control of our Board were to occur.

In addition to Mr. Merriman, we are currently managed by a small number of key management and operating personnel. Our future success depends, in part, on the continued service of our key executive, management and technical personnel, and our ability to attract highly skilled employees. Our business could be harmed if any key officer or employee were unable or unwilling to continue in his or her current position. From time to time we have experienced, and we expect to continue to experience, difficulty in hiring and retaining highly skilled employees. Competition for employees in our industry is significant. If we are unable to retain our key employees or attract, integrate or retain other highly qualified employees in the future, such failure may have a material adverse effect on our business and results of operations.

Our business is dependent on the services of skilled professionals, and may suffer if we can not recruit or retain such skilled professionals.

During 2005, one sales professional accounted for 12% of our revenue. We have a number of revenue producers employed by our securities brokerage and investment banking subsidiary. We do not have employment contracts with these employees. The loss of one or more of these employees could adversely affect our business and results of operations.

Our compensation structure may negatively impact our financial condition if we are not able to effectively manage our expenses and cash flows.

We are able to recruit and retain investment banking, research and sales and trading professionals, in part because our business model provides that we pay our revenue producing employees a percentage of their earned revenue. Compensation and benefits is our largest expenditure and this variable compensation component represents a significant proportion of this expense. Compensation for our employees is derived as a percentage of our revenue regardless of our profitability. Therefore, we may continue to pay individual revenue producers a significant amount of cash compensation as the overall business experiences negative cash flows and/or net losses. We may not be able to recruit or retain revenue producing employees if we modify or eliminate the variable compensation component from our business model.

We may be dependent on a limited number of customers for a significant portion of our revenue.

During 2005, no single customer accounted for more than 10% of our revenue. However, we have been dependent on one customer, or on a small number of customers, for a large percentage of our revenue at some times in the past and we cannot assure you that we will not become so dependent again in the future. If we do become dependent on a single customer or small group of customers, the loss of one or more large customers could materially adversely affect our business and results of operations.

We may suffer losses through our investments in securities purchased in secondary market transactions or private placements.

Occasionally, our company, its officers and/or employees may make principal investments in securities through secondary market transactions or through direct investment in companies through private placements. In many cases, employees and officers with investment discretion on behalf of our company decide whether to invest in our company’s account or their personal account. It is possible that gains from investing will accrue to these individuals because investments were made in their personal accounts, and our company will not realize gains because it did not make an investment. Conversely, it is possible that losses from investing will accrue to our company, while these individuals do not experience losses in their personal accounts because the individuals did not make investments in their personal accounts.

We may be unable to successfully integrate acquired businesses into our existing business and operations.

On February 28, 2005, we acquired Catalyst Financial Planning & Investment Management, Inc., a registered investment advisor with over $100 million in assets under management at the time of acquisition. We may experience difficulty integrating the operations of Catalyst into our existing business and operations including our accounting, finance, compensation, information systems. We may not be able to retain the services of Catalyst employees. These factors could result in higher than anticipated costs associated with the Catalyst acquisition. Additionally, they may cause revenue from the Catalyst acquisition to be lower than forecast. If costs are higher or revenue lower than we expect, our business and results of operations could be materially adversely affected. Although we have no specific plans to do so at this time, we may buy one or more other businesses in the future. If we are unable to successfully integrate such businesses into our existing business and operations in the future, our business and results of operations could be materially adversely affected

We may be unable to effectively manage rapid growth that we may experience, which could place a continuous strain on our resources and, accordingly, adversely affect our business.

We plan to expand our operations. Our growth, if it occurs, will impose significant demands on our management, financial, technical and other resources. We must adapt to changing business conditions and improve existing systems or implement new systems for our financial and management controls, reporting systems and procedures and expand, train and manage a growing employee base in order to manage our future growth. We may not be able to implement improvements to our internal reporting systems in an efficient and timely manner and may discover deficiencies in existing systems and controls. We believe that future growth will require implementation of new and enhanced communications and information systems and training of our personnel to operate such systems. Furthermore, we may acquire existing companies or enter into strategic alliances with third parties, in order to achieve rapid growth. For us to succeed, we must make our existing business and systems work effectively with those of any strategic partners without undue expense, management distraction or other disruptions to our business. We may be unable to implement our business plan if we fail to manage any of the above growth challenges successfully. Our financial results may suffer and we could be materially and adversely affected if that occurs.

Our business and operations would suffer in the event of system failures.

Our success, in particular our ability to successfully facilitate securities brokerage transactions and provide high-quality customer service, largely depends on the efficient and uninterrupted operation of our computer and communications systems. Our systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunication failures, break-ins, earthquake and similar events. Despite the implementation of network security measures, redundant network systems and a disaster recovery plan, our servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays, loss of data or the inability to accept and fulfill customer orders. Additionally, computer viruses may cause our systems to incur delays or other service interruptions, which may cause us to incur additional operating expenses to correct problems we may experience. Any of the foregoing problems could materially adversely affect our business or future results of operations.

We are highly dependent on proprietary and third-party systems; therefore, system failures could significantly disrupt our business.

Our business is highly dependent on communications and information systems, including systems provided by our clearing brokers. Any failure or interruption of our systems, the systems of our clearing broker or third party trading systems could cause delays or other problems in our securities trading activities, which could have a material adverse effect on our operating results.

In addition, our clearing brokers provide our principal disaster recovery system. We cannot assure you that we or our clearing brokers will not suffer any systems failure or interruption, including one caused by an earthquake, fire, other natural disaster, power or telecommunications failure, act of God, act of war or otherwise, or that our or our clearing brokers’ back-up procedures and capabilities in the event of any such failure or interruption will be adequate.

Our common stock price may be volatile, which could adversely affect the value of your shares.

The market price of our common stock has in the past been, and may in the future continue to be, volatile. A variety of events may cause the market price of our common stock to fluctuate significantly, including:

•	variations in quarterly operating results;

•	our announcements of significant contracts, milestones, acquisitions;

•	our relationships with other companies;

•	our ability to obtain needed capital commitments;

•	additions or departures of key personnel;

•	sales of common stock, conversion of securities convertible into common stock, exercise of options and warrants to purchase common stock or termination of stock transfer restrictions;

•	general economic conditions, including conditions in the securities brokerage and investment banking markets;

•	changes in financial estimates by securities analysts; and

•	fluctuation in stock market price and volume.

Many of these factors are beyond our control. Any one of the factors noted herein could have an adverse effect on the value of our common stock.

In addition, the stock market in recent years has experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of many companies and that often have been unrelated to the operating performance of such companies. These market fluctuations have adversely impacted the price of our common stock in the past and may do so in the future.

Our risk management policies and procedures may leave us exposed to unidentified or unanticipated risk.

Our risk management strategies and techniques may not be fully effective in mitigating our risk exposure in all market environments or against all types of risk.

We are exposed to the risk that third parties that owe us money, securities or other assets will not perform their obligations. These parties may default on their obligations to us due to bankruptcy, lack of liquidity, operational failure, breach of contract or other reasons. We are also subject to the risk that our rights against third parties may not be enforceable in all circumstances. As a clearing member firm, we finance our customer positions and could be held responsible for the defaults or misconduct of our customers. Although we regularly review credit exposures to specific clients and counterparties and to specific industries and regions that we believe may present credit concerns, default risk may arise from events or circumstances that are difficult to detect or foresee. In addition, concerns about, or a default by, one institution could lead to significant liquidity problems, losses or defaults by other institutions, which in turn could adversely affect us. If any of the variety of instruments, processes and strategies we utilize to manage our exposure to various types of risk are not effective, we may incur losses.

We could be sued in a securities class action lawsuit.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation often has been instituted against that company. Such litigation is expensive and diverts management’s attention and resources. We can not assure you that we will not be subject to such litigation. If we are subject to such litigation, even if we ultimately prevail, our business and financial condition may be adversely affected.

Your ability to sell your shares may be restricted because there is a limited trading market for our common stock.

Although our common stock is currently traded on the American Stock Exchange, an active trading market in our stock has been limited. Accordingly, you may not be able to sell your shares when you want or at the price you want.

Anti-takeover provisions of the Delaware General Corporation Law could discourage a merger or other type of corporate reorganization or a change in control even if it could be favorable to the interests of our stockholders.

The Delaware General Corporation Law contains provisions that may enable our management to retain control and resist our takeover. These provisions generally prevent us from engaging in a broad range of business combinations with an owner of 15% or more of our outstanding voting stock for a period of three years from the date that such person acquires his or her stock. Accordingly, these provisions could discourage or make more difficult a change in control or a merger or other type of corporate reorganization even if it could be favorable to the interests of our stockholders.

Because our Board of Directors can issue common stock without stockholder approval, you could experience substantial dilution.

Our Board of Directors has the authority to issue up to 300,000,000 shares of common stock and to issue options and warrants to purchase shares of our common stock without stockholder approval in certain circumstances. Future issuance of additional shares of our common stock could be at values substantially below the price at which you may purchase our stock and, therefore, could represent substantial dilution. In addition, our Board of Directors could issue large blocks of our common stock to fend off unwanted tender offers or hostile takeovers without further stockholder approval.

Our ability to issue additional preferred stock may adversely affect your rights as a common stockholder and could be used as an anti take-over device.

Our Articles of Incorporation authorize our Board of Directors to issue up to an additional 27,450,000 shares of preferred stock, without approval from our stockholders. If you hold our common stock, this means that our Board of Directors has the right, without your approval as a common stockholder, to fix the relative rights and preferences of the preferred stock. This would affect your rights as a common stockholder regarding, among other things, dividends and liquidation. We could also use the preferred stock to deter or delay a change in control of our company that may be opposed by our management even if the transaction might be favorable to you as a common stockholder.

Our officers and directors exercise significant control over our affairs, which could result in their taking actions of which other stockholders do not approve.

Our executive officers and directors, and entities affiliated with them, currently control approximately 23% of our outstanding common stock including exercise of their options and warrants. These stockholders, if they act together, will be able to exercise substantial influence over all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control of us and might affect the market price of our common stock.

Any exercise of outstanding stock options and warrants will dilute then-existing stockholders’ percentage of ownership of our common stock.

We have a significant number of outstanding stock options and warrants. During 2005, shares issuable upon the exercise of these options and warrants, at prices ranging currently from approximately $0.05 to $1.24 per share, represent approximately 15% of our total outstanding stock on a fully diluted basis using the treasury stock method.

The exercise of the outstanding options and warrants would dilute the then-existing stockholders’ percentage ownership of our common stock. Any sales resulting from the exercise of options and warrants in the public market could adversely affect prevailing market prices for our common stock. Moreover, our ability to obtain additional equity capital could be adversely affected since the holders of outstanding options and warrants may exercise them at a time when we would also wish to enter the market to obtain capital on terms more favorable than those provided by such options and warrants. We lack control over the timing of any exercise or the number of shares issued or sold if exercises occur.

Use of Proceeds

We will not receive proceeds from the sale of shares by our stockholders or the resale of our stockholders’ shares that are issued when our convertible debentures are converted or our warrants are exercised. However, we will receive proceeds from the exercise of our warrants, if and when they are exercised, unless they are exercised pursuant to a provision in the warrants which allows for a "cashless exercise" for a smaller number of shares if at any time after March 7, 2007 the registration statement of which this prospectus forms a part is not effective and there is no other effective registration statement which registers the shares issuable on exercise of such warrants.

We intend to use any proceeds we receive from warrant exercises for general corporate purposes.

Selling Stockholders

The registration statement, of which this prospectus forms a part, relates to the registration for the account of selling stockholders of an aggregate of 8,108,927 shares of common stock. The following table sets forth the names of the selling stockholders, the number of shares of common stock beneficially owned by them as of April 4, 2006, the number of shares of common stock being offered by them, the number of shares of common stock each selling stockholder will beneficially own if the stockholder sells all of the shares being registered and the selling stockholder’s percentage ownership of our common stock if all the shares in the offering are sold. The shares being offered hereby are being registered to permit public secondary trading and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares, nor are the selling stockholders obligated to sell any shares immediately, under this prospectus. All information with respect to share ownership has been furnished by the selling stockholders. Because the selling stockholders may sell all or part of their shares, no estimates can be given as to the number of shares of common stock that will be held by the selling stockholders upon termination of any offering made hereby.

The shares being offered for resale by the selling stockholders consist of shares of common stock currently owned by them and common stock issuable upon conversion of their convertible debentures and exercise of their warrants.

Of the 8,108,927 shares of common stock being registered, 5,319,149 are issuable upon the conversion of a convertible debenture issued to Midsummer Investment, in a private transaction which closed on March 7, 2006. An additional 1,875,000 of the shares of common stock being registered are issuable upon exercise of warrants issued to Midsummer Investment in connection with that transaction. These warrants carry an exercise price of $1.41 per share and expire if not exercised by March 7, 2012.

Also included in the 8,108,927 shares of common stock being registered are 555,195 shares issuable to the Madelyn Mallory Revocable Trust u/a/d June 14, 2001 in connection with our acquisition of Catalyst on February 28, 2005 in a private transaction. The release of these shares from escrow is contingent on the achievement of certain performance milestones and the satisfaction of other contractual obligations.

Also included in the 8,108,927 shares of common stock being registered are 359,583 shares issued to Ascend Services Ltd., an exempted company incorporated in the Cayman Islands with limited liability in a private transaction on May 4, 2005 in connection with a stock purchase agreement we entered into with Ascend. These shares, and the registration rights associated with them, were acquired by San Francisco Equity Partners, a Delaware limited liability partnership, in a private sale on June 7, 2005.

We believe, based on information supplied by the selling stockholders, that except as may otherwise be indicated in the notes to the table below, each of them has sole voting and investment power with respect to the shares of common stock owned by them and issuable upon exercise of the warrants.

To our knowledge, none of the selling stockholders has had any position with, held any office of, or had any other material relationship with us, except (i) Ms. Mallory is currently a member of the Board of Directors of our subsidiary, MCF Wealth Management, LLC.; and (ii) the managing member of San Francisco Equity Partners, Scott Potter, is currently a member of our Board of Directors, though he disclaims beneficial ownership of the shares subject to this registration.

We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission, which generally includes voting or investment power with respect to securities and also includes common stock issuable upon conversion of notes and preferred stock and exercise of warrants and options that are convertible and/or exercisable within 60 days of the date hereof. Percentage calculations are based upon 73,174,581 shares of our common stock outstanding as of April 4, 2006.

Name of Selling Stockholder	Common Stock Owned Prior to Offering (1)	Percent of Stock Owned Prior to Offering (1)	Common Stock Offered (1)	Common Stock Owned After Offering (1)(2)	Percent of Common Stock Owned After Offering (1)(2)
Midsummer Investment Ltd.	0	0%	7,194,149(3)	7,194,149(3)	9.8%
Madelyn Mallory Revocable Trust u/a/d June 14, 2001	12,500	*	555,195	567,695	*
San Francisco Equity Partners	6,000,001	8.2%	359,583	6,359,584	8.7%
Total (4)	6,012,501	8.2%	8,108,927	14,121,428	19.3%

*	Less than 1%

(1)	This information is based on information provided to us by the selling stockholder.

(2)	Assumes the sale of all shares offered in this prospectus.

(3)
Includes 5,319,149 shares of common stock issuable to Midsummer Investment Ltd. upon conversion of convertible debentures and 1,875,000 shares of common stock issuable to Midsummer Investment Ltd. upon exercise of warrants that are exercisable within 60 days of the date of this prospectus. Midsummer Capital, LLC is the investment manager to Midsummer Investment Ltd. By virtue of such relationship, Midsummer Capital, LLC may be deemed to have dispositive power over the shares owned by Midsummer Investment Ltd. Midsummer Capital, LLC disclaims beneficial ownership of such shares. Mr. Michel Amsalem and Mr. Scott Kaufman have delegated authority from the members of Midsummer Capital, LLC with respect to the shares of common stock owned by Midsummer Investment Ltd. Messrs. Amsalem and Kaufman may be deemed to share dispositive power over the shares of our common stock owned by Midsummer Investment Ltd. Messrs. Amsalem and Kaufman disclaim beneficial ownership of such shares of our common stock and neither person has any legal right to maintain such delegated authority.

(5)
Includes shares of our common stock held by the selling stockholders, as well as common stock issuable upon conversion of convertible debentures and exercise of warrants that are convertible or exercisable within 60 days of the date hereof.

Plan of Distribution

The selling stockholders may sell shares of our common stock offered by this prospectus from time to time to purchasers directly by them in one or more transactions at a fixed price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the holders of such securities or by agreement between such holders and underwriters or dealers who may receive fees or commissions in connection with such sales.

Each of the selling stockholders may, from time to time, offer shares of our common stock beneficially owned by him or her through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the selling stockholder and the purchasers of the shares for whom they may act as agent. Each of the selling stockholders will be responsible for payment of any commissions, concessions and discounts of underwriters, dealers or agents. The aggregate proceeds to the selling stockholders from the sale of the shares of our common stock offered by them will be the purchase price of such shares less discounts and commissions, if any. Each of the selling stockholders reserves the right to accept and, together with his or her agents, from time to time to reject, in whole or in part, any proposed purchase of shares to be made directly or through agents. Alternatively, the selling stockholders may sell all or a portion of the shares of our common stock beneficially owned by them and offered from time to time on any exchange on which the securities are listed on terms to be determined at the times of such sales. The selling stockholders may also make private sales directly or through a broker or brokers.

From time to time, the selling stockholders may transfer, pledge, donate or assign shares of our common stock to lenders or others. The number of shares beneficially owned by a selling stockholder who transfers, pledges, donates or assigns shares of our common stock will decrease as and when he or she takes such actions. The plan of distribution for shares sold under this prospectus will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling stockholders under this prospectus and may sell their shares in the same manner as the selling stockholders.

A selling stockholder may enter into hedging transactions with broker-dealers, and the broker-dealers may engage in short sales of the shares of our common stock in the course of hedging the positions they assume with such selling stockholder, including in connection with the distribution of the shares of our common stock by such broker-dealers. The selling stockholders may also enter into options or other transactions with broker-dealers that involve the delivery of the shares of our common stock to the broker-dealers, who may then resell or otherwise transfer such shares. The selling stockholders may also loan or pledge the shares to a broker-dealer and the broker-dealer may sell the shares as loaned or upon a default may sell or otherwise transfer the pledged shares.

The selling stockholders and any underwriters, dealers or agents that participate in the distribution of the shares of our common stock offered by this prospectus may be deemed to be underwriters within the meaning of the Securities Act, and any discounts, commissions or concessions received by them and any provided pursuant to the sale of shares by them might be deemed to be underwriting discounts and commissions under the Securities Act of 1933 (the “Securities Act”).

In addition, any securities covered by this prospectus, which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act, may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. We cannot assure you that any selling stockholder will sell any or all of the shares of our common stock described in this prospectus, and any selling stockholder may transfer, devise or gift such securities by other means not described in this prospectus.

If necessary, we will set forth the specific shares of our common stock to be sold in this prospectus, the names of the selling stockholders, the respective purchase prices and public offering prices, the name of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

We will pay substantially all of the expenses incurred by the selling stockholders and us incident to the offering and sale of the shares of our common stock pursuant to this prospectus.

Under the Exchange Act of 1934 (the “Exchange Act”) and the regulations thereunder, any person engaged in the distribution of shares of common stock, or securities convertible into common stock, offered by this prospectus may not simultaneously engage in market-making activities with respect to the common stock during the applicable “cooling off” period prior to the commencement of this distribution. In addition, and without limiting the foregoing, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Regulation M promulgated under the Exchange Act, in connection with transactions in the shares, which provisions may limit the timing of purchases and sales of shares of common stock by the selling stockholders.

Sales of any shares of common stock by the selling stockholders may depress the price of the Company's common stock.

Description of Securities

The following section does not purport to be complete and is qualified in all respects by reference to the detailed provisions of our certificate of incorporation and by-laws, as amended, incorporated herein by reference to copies of which have been filed with the Securities and Exchange Commission.

Capital Stock

Our authorized capital stock consists of 300 million shares of common stock, $0.0001 par value per share, and 60 million shares of preferred stock, $0.0001 par value per share.

Common Stock

Under our certificate of incorporation, our Board of Directors is authorized, subject to limitations prescribed by law and certain rules of the American Stock Exchange, without further stockholder approval, from time to time to issue up to an aggregate of 300 million shares of common stock. There were 73,174,581 shares issued and outstanding as of April 4, 2006. Holders of our common stock are entitled to:

•	one vote per share;

•	share in all dividends that our Board of Directors, in its discretion, declares from legally available funds; and

•	participate pro rata in all assets subject to the prior rights of creditors and holders of any preferred stock, in the event of our liquidation, dissolution or winding up.

Holders of our common stock have no cumulative voting rights and no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

We have reserved an aggregate of 32,600,000 shares of our common stock for issuance to directors, officers and other key employees pursuant to six stock option plans and one employee stock purchase plan. As of December 31, 2005, we have issued options to purchase 23,270,046 shares of our common stock under these plans of which options to purchase 18,745,626 shares of our common stock are currently exercisable. The exercise prices of these options range from $0.05 per share to $7.00 per share.

In addition, we have warrants that are exercisable for an aggregate of 4,644,616 shares of our common stock, which includes warrants to purchase 1,875,000 issued to Midsummer Investment, Ltd.

Preferred Stock

Our Board of Directors has the authority, without further stockholder approval, to issue up to an aggregate of 60 million shares of preferred stock in one or more series. Each series may have different rights, preferences and designations and qualifications, limitations and restrictions. There are currently no shares of preferred stock issued and outstanding.

Our amended certificate of incorporation authorizes our Board of Directors, without any vote or action by the holders of our common stock, to issue preferred stock from time to time in one or more series. Our Board of Directors is authorized to determine the number of shares and to fix the:

•	powers,

•	designations,

•	preferences, and
•	relative, participating, optional or other special rights

of any series of preferred stock. Depending on the terms established by our Board of Directors, any or all series of preferred stock could have preference over the common stock with respect to dividends and other distributions and upon our liquidation as well as other matters.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is OTC Stock Transfer, Inc., Salt Lake City, Utah.

Legal Matters

The validity of the securities offered by this prospectus will be passed upon for us by Fish & Richardson P.C., Redwood City, California.

Experts

The consolidated financial statements of MCF Corporation appearing in MCF Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2005, and MCF Corporation’s management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management's assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Information With Respect to the Registrant

Information with respect to the registrant which is called for in Item 11 of Form S-1 has been incorporated by reference to documents previously filed with the Securities and Exchange Commission. See “Incorporation of Certain Information by Reference” below.

Material Changes

On March 7, 2006, we completed a $7.5 million private placement of a variable rate secured convertible debenture. The issue was placed with Midsummer Investment, Ltd. We invested the proceeds in one of our proprietary funds managed by MCF Asset Management, LLC. Interest on the debenture will be based on the annual investment performance of the funds.

The debenture is convertible into our common stock at a conversion price of $1.41 per share. Midsummer Investment may elect to convert the debenture into our common stock at the conversion price at any time following the closing date. The maturity date of the notes is December 31, 2010. Stock warrants to purchase 1,875,000 shares of common stock at $1.41 per share were also issued to the investor. The stock warrants have a six year term.

The following unaudited pro forma condensed consolidated statement of financial condition as of December 31, 2005 is based upon our historical consolidated statement of financial condition. It is prepared as if the $7.5 million private placement transaction and the related investment in one of our proprietary funds managed by MCF Asset Management, LLC had taken place on December 31, 2005. As permitted by the rules and regulations of the SEC, the unaudited pro forma statement of financial condition information is presented on a condensed basis. We did not include pro forma Consolidated Statement of Operations because the related interest expense on the debenture will be based on the annual investment performance of the funds which cannot be estimated at this time.

Unaudited Pro Forma Condensed Consolidated Statement of Financial Condition
As of December 31, 2005

		Pro Forma		Pro Forma
	Historical	Adjustments		Adjusted
ASSETS
Cash and cash equivalents	$11,138,923	$7,500,000(a	)	$ 18,638,923
Securities owned:
Marketable, at fair value	8,627,543	—		8,627,543
Not readily marketable, at estimated fair value	1,065,743	—		1,065,743
Restricted cash	627,606	—		627,606
Due from clearing broker	973,138	—		973,138
Accounts receivable, net	2,073,195	—		2,073,195
Equipment and fixtures, net	1,378,235	—		1,378,235
Prepaid expenses and other assets	1,810,030	150,000(b	)	1,960,030
Total assets	$27,694,413	$7,650,000		$ 35,344,413
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$901,138	$150,000(b	)	$ 1,051,138
Commissions and bonus payable	4,735,892	—		4,735,892
Accrued expenses	2,201,499	—		2,201,499
Due to clearing and other brokers	118,798	—		118,798
Securities sold, not yet purchased	41,579	—		41,579
Capital lease obligation	883,993	—		883,993
Convertible notes payable, net	176,741	6,255,376(c	)	6,432,117
Notes payable	231,772	—		231,772
Total liabilities	9,291,412	6,405,376		15,696,788
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.0001 par value; 300,000,000 shares authorized; 71,467,118 and 68,648,627 shares issued and outstanding as of December 31, 2005 and 2004, respectively	7,147	—		7,147
Additional paid-in capital	111,725,167	1,244,624(d	)	112,969,791
Deferred compensation	(3,146,839)	—		(3,146,839
Accumulated deficit	(90,182,474)	—		(90,182,474)
Total stockholders’ equity	18,403,001	1,244,624		19,647,625
Total liabilities and stockholders’ equity	$27,694,413	$7,650,000		35,344,413

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Financial Condition

(a)	The proceeds from the $7.5 million convertible debenture were initially invested in cash in one of our proprietary funds managed by MCF Asset Management, LLC.

(b)	Estimated debt issuance costs, which included legal, accounting and printing costs related to the private placement transaction and the preparation of this registration statement.

(c)
The $7.5 million convertible debenture was recorded net of discounts resulting from the relative fair value of the stock warrants totaling $1,244,624. The discount will be amortized over the five-year term on a straight-line basis. The amortization of the discount will be recorded as additional interest expense.

(d)	The increase in additional paid-in capital represents the discount resulting from the relative fair value of the stock warrants totaling $1,244,624, partially offset by the debt issuance costs.

Incorporation of Certain Information by Reference

The Securities and Exchange Commission allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below.

(a)	Annual Report on Form 10-K for our fiscal year ended December 31, 2005 filed February 16, 2006;

(b)	Current Report on Form 8-K filed on February 16, 2006 relating to the release of earnings for the quarter ended December 31, 2005;

(c)
Current Report on Form 8-K filed on March 8, 2006 relating to the issuance of $7.5 million of convertible debentures convertible into common stock and the issuance of warrants to purchase 1,875,000 shares common stock to Midsummer Investment Ltd.;

(d)	The Registrant’s Notice of Annual Meeting and Proxy Statement filed on March 30, 2006; and

(e)
The Registrant’s Registration Statement on Form 8-A12B filed with the SEC on April 17, 2000 as amended by the Registrant’s Registration Statement on Form 8-A12B/A filed with the SEC on July 7, 2000, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “1934 Act”), in which are described the terms, rights and provisions applicable to the Registrant’s Common Stock.

A copy of these filings will be provided at no cost to each person to whom a prospectus is delivered, upon request by writing or orally to Christopher Aguilar, general counsel, at the following address: MCF Corporation, 600 California Street, 9th Floor, San Francisco, California 94108, telephone number (415) 248-5634. These filings may also be accessed on our web site, the address of which is www.merrimanco.com.

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

Disclosure of Commission Position on Indemnification
for Securities Act Liabilities

Delaware General Corporation Law Section 145 provides for indemnification of directors and officers in terms sufficiently broad to permit such indemnification, under certain circumstances, for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. In addition, Delaware law provides that a corporation may purchase and maintain insurance on behalf of an officer or director against liability incurred by the officer or director as an officer or director.

Our Certificate of Incorporation and Amended Bylaws require that we indemnify our directors and officers to the fullest extent allowed under Delaware law. Our Amended Bylaws also provide that we may purchase and maintain insurance on behalf of our officers and directors against any liability asserted against them as officers and directors. Currently, we carry directors and officers liability insurance, which may insure against officer or director liability arising under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, or otherwise, we have been advised that in the opinion of the Commission this indemnification is against public policy as expressed in the Securities Act and the Exchange Act and is, therefore, unenforceable.

Available Information

We have filed a registration statement on Form S-1 under the Securities Act with the Securities and Exchange Commission with respect to the shares offered hereby. This prospectus is filed as a part of the registration statement. It does not contain all of the information included in the registration statement and exhibits and we refer you to such omitted information. Statements made in this registration statement are summaries of the terms of these referenced contracts, agreements or documents and are not necessarily complete. We refer you to each exhibit for a more complete description of the matters involved and these statements shall be deemed qualified in their entirety by this reference.

In addition, we file annual, quarterly, and special reports, proxy statements, and other information with the Securities and Exchange Commission.

You may read and copy our registration statement on Form S-1, the exhibits thereto, any reports, statements and other information we file at the Securities and Exchange Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. Our filings with Securities and Exchange Commission are also available on the Securities and Exchange Commission’s Internet site, which is http://www.sec.gov.

No dealer, salesman or any other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell these securities and it is not a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted. The information contained in this Prospectus is current only as of this date.
6,233,927 SHARES OFFERED BY SELLING STOCKHOLDERS, 73,174,581 SHARES CURRENTLY OUTSTANDING AND 1,875,000 SHARES ISSUABLE UPON EXERCISE OF WARRANTS

MCF CORPORATION

PROSPECTUS

[ _____ ] , 2006

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The expenses (excluding any commissions, concessions and discounts of underwriters, dealers or agents, which are the responsibility of the selling shareholders) in connection with the issuance and distribution of the securities being registered are set forth in the following table (all amounts except the registration fee and the listing fee are estimated):

SEC Registration Fee	$
Printing	$
Legal Fees and Expenses	$
Accounting Fees and Expenses	$
Listing fees	$
Miscellaneous Expenses	$

TOTAL	$

The Selling Stockholders will not pay any portion of the foregoing expenses.

Item 15. Indemnification of Directors and Officers

Delaware General Corporation Law Section 145 provides for indemnification of directors and officers in terms sufficiently broad to permit such indemnification, under certain circumstances, for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. In addition, Delaware law provides that a corporation may purchase and maintain insurance on behalf of an officer or director against liability incurred by the officer or director as an officer or director.

Our Certificate of Incorporation and Bylaws require that we indemnify our directors and officers to the fullest extent allowed under Delaware law. Our Bylaws also provide that we may purchase and maintain insurance on behalf of our officers and directors against any liability asserted against them as officers and directors. Currently, we carry directors and officers liability insurance, which may insure against officer or director liability arising under the Securities Act.

Item 16. Exhibits

4.3	Securities Purchase Agreement dated March 7, 2006 by and between MCF Corporation and Midsummer Investment, Ltd. (incorporated by reference to MCF’s Form 8-K dated March 7, 2006).

4.4	Variable Rate Secured Convertible Debenture Due December 31, 2010 executed by MCF Corporation in favor of Midsummer Investment, Ltd. (incorporated by reference to MCF’s Form 8-K dated March 7, 2006).

4.5	Common Stock Purchase Warrant dated March 7, 2006 executed by MCF Corporation in favor of Midsummer Investment, Ltd. (incorporated by reference to MCF’s Form 8-K dated March 7, 2006).

4.6	Registration Rights Agreement dated March 7, 2006 by and between MCF Corporation and Midsummer Investment, Ltd. (incorporated by reference to MCF’s Form 8-K dated March 7, 2006).

4.7
Security Agreement dated March 7, 2006 by and among MCF Corporation, MCF Asset Management LLC, MCF/NV Asset Management, LLC, MCF Wealth Management LLC, Catalyst Financial Planning and Investment Management Corporation and Midsummer Investment, Ltd. (incorporated by reference to MCF’s Form 8-K dated March 7, 2006).

4.8
Subsidiary Guarantee dated March 7, 2006 by and among MCF Asset Management LLC, MCF/NV Asset Management, LLC, MCF Wealth Management LLC, Catalyst Financial Planning and Investment Management Corporation and Midsummer Investment, Ltd. and Midsummer Investment, Ltd. (incorporated by reference to MCF’s Form 8-K dated March 7, 2006).

5.1	Opinion of Fish & Richardson P.C.**

10.43
Stock Purchase Agreement by and between MCF Corporation and Ascend Services Ltd., dated April 29, 2005; together with the following documents which form exhibits thereto: Escrow Agreement and Registration Rights Agreement. (incorporated by reference to Exhibit 10.43 of our Report on Form 10-Q for the quarter ended March 31, 2005).

23.1	Consent of Ernst & Young LLP, independent auditors.*

23.2	Consent of Fish & Richardson P.C. (included with Exhibit 5.1).**

*	Filed herewith.
**	To be filed by amendment.

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing this Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, in the City of San Francisco, State of California, on April 5, 2006.

MCF CORPORATION

By:	/s/ D. JONATHAN MERRIMAN
D. Jonathan Merriman Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.
Signature	Title	Date

/s/ D. JONATHAN MERRIMAN D. Jonathan Merriman	Chairman of the Board and Chief Executive Officer	April 5, 2006

/s/ John D. Hiestand John D. Hiestand	Chief Financial Officer	April 5, 2006

/s/ PATRICK H. ARBOR Patrick H. Arbor	Director	April 5, 2006

/s/ ANTHONY B. HELFET Anthony B. Helfet	Director	April 5, 2006

/s/ RAYMOND J. MINEHAN Raymond J. Minehan	Director	April 5, 2006

/s/ SCOTT POTTER Scott Potter	Director	April 5, 2006

/s/ DENNIS G. SCHMAL Dennis G. Schmal	Director	April 5, 2006

/s/ DONALD H. SLEDGE Donald H. Sledge	Director	April 5, 2006

/s/ RONALD E. SPEARS Ronald E. Spears	Director	April 5, 2006

/s/ STEVEN W. TOWN Steven W. Town	Director	April 5, 2006